Footnote 1 to Table II of Form 4 filed by Wendell H. Murphy on June 29, 2010
On June 25, 2010, the reporting person established in final form the total number of shares required to be delivered to an unaffiliated third party purchaser pursuant to a variable prepaid forward agreement (the "Agreement") that was entered into on July 15, 2003 and subsequently amended and restated on October 11, 2007.  The amended Agreement obligated the reporting person to deliver to the purchaser up to 411,364 shares of SFD common stock (or, at the reporting person's election, an equivalent amount of cash) dependent on the share price of SFD common stock on each of five scheduled valuation dates in the valuation period ending June 25, 2010.  In exchange for assuming this obligation, the reporting person received a cash payment of $11,537,600.28 as of the date of entering into the amended Agreement.  The reporting person pledged a total of 411,364 shares of SFD common stock (the "Pledged Shares") to secure his obligations under the contract, and retained dividend and voting rights in the Pledged Shares during the term of the pledge.  The amended
Agreement provided that the number of shares of SFD common stock that the reporting person would be obligated to deliver to the purchaser on each scheduled valuation date would be determined as follows:  (a) if the volume weighted average price of SFD common stock (the "Final Price") on the scheduled valuation date was less than or equal to $31.5314 (the amended "Floor Price"), the reporting person would deliver to the purchaser all of the Pledged Shares for that day; (b) if the Final Price on the scheduled valuation date was between the amended Floor Price and $37.8377 (the amended "Cap Price"), the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the amended Agreement; and (c) if the Final Price on the scheduled valuation date was greater than the amended Cap Price, the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the amended Agreement.  The Final Price on each valuation date during the valuation period ranged from $15.0641 to $15.5199.  Accordingly, the reporting person transferred to the purchaser a total of 411,364 of the Pledged Shares to settle his obligation under the amended Agreement.